Exhibit 4.18

FEDERAL SURVEILLANCE SERVICE FOR COMMUNICATIONS

LICENSE

No. 31115

Details of the Licensee:

Open Joint Stock Company

“Vimpel-Communications”

Location:

127083, Moscow, Ul. 8-Marta, 10, bldg. 14

Type of Services:

Voice transmission telecommunications services in the data transmission network

This License includes license terms on 3 pages

Term of validity of the License:	from March 14, 2003 to August 01, 2007

Services to be rendered as of
(no later than):	March 14, 2004

Deputy Head	/s/ S.A. Malyanov
of the Federal Surveillance Service	[Signature]	S.A. Malyanov
for Communications	[Seal]

Federal Surveillance Service for Communications

Terms of Activities under License # 31115**

1. OAO Vimpel-Communications (the Licensee) shall comply with the term of this License.

2. The Licensee shall commence the provision of telecommunications services under this License not later than March 14, 2004.

3. The Licensee shall render telecommunications services in accordance with this License in the territory of the Republic of Karelia, Nenets Autonomous Okrug, Archangelsk, Vologda, Kaliningrad, Leningrad, Murmansk, Novgorod, Pskov Oblasts, the city of St. Petersburg.

4. Under this License the Licensee shall provide the subscriber* with:

a) access to the Licensee’s telecommunications network;

b) connections within the Licensee’s data transmission network involving the user (terminal) equipment for voice data transmissions;

c) access to voice data transmission telecommunications services rendered by other telecom operators whose networks are interconnected with the License’s network;

5. The Licensee shall provide telecommunications services in compliance with the rules on provision of telecommunications services approved by the Government of the Russian Federation.

6. In the course of rendering the telecommunications services the Licensee shall observe the rules for interconnection of the telecommunications lines and interaction thereof approved by the Government of the Russian Federation, as they apply to the interconnection of the data transmission network of the Licensee to the public telecommunications network, interconnection of other telecommunications networks to the data transmission network of the Licensee, recording and throughput of traffic in the mobile data transmission network of the Licensee, and recording and throughput of traffic from and to the telecommunications networks of other operators.

7. This License is issued upon the review of the application for reissuance of License # 25340 dated March 14, 2003, without tender (auction, bidding). No license requirements relating to performance by the Licensee of obligations assumed by it in the course of tender (auction, bidding) towards receipt of the License, are established.

8. In the course of provision of service under this License the Licensee shall meet the requirements set forth in the course of radio frequency band allocation and radio frequency or channel designation.

9. The Licensee must have a management system of its telecommunications network complying with the normative requirements towards the telecommunications management systems established by the Federal Executive Authority for Telecommunications.

10. The Licensee shall ensure that the networks and communication devices meet the technical requirements set forth by the Federal Executive Authority for Telecommunications as agreed upon with the authorized state bodies carrying out investigations, with the view to assist in conducting of such investigations, as well as take steps to prevent disclosure of the organizational and tactical methods of such investigations.

*	Provision of services contemplated in this License can be supplemented by the provision of other services that are technologically interconnected with the services of the mobile radiotelephony telecommunications within the public telecommunications network, and aimed at the increase of their customer value, if a separate license is not required therefore.
**	This License is issued to replace License No. 25340 dated March 14, 2003.

Deputy Head of the Federal Surveillance Service	/s/ S.A. Malyanov
for Communications	[signature]	S.A. Malyanov

[stamp]